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                                                                  Exhibit  21.01


                          NetScreen Technologies, Inc.

                              List of Subsidiaries



NetScreen Technologies, Asia Pacific Ltd.

NetScreen Inc. Ltd.

NetScreen Technologies Japan, K.K.

NetScreen Technologies Korea Company Ltd.

NetScreen Technologies (S) PTE LTD

NetScreen Technologies Europe Limited

NetScreen International, Inc.